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                                                                      EXHIBIT 99

                                                                 [QUESTCOR LOGO]

FOR IMMEDIATE RELEASE

COMPANY CONTACT:                                   INVESTORS AND MEDIA:
Questcor Pharmaceuticals, Inc.                     MacKenzie Partners, Inc.
Charles J. Casamento                               Lawrence Dennedy/Daniel Burch
Chairman, President & CEO                          800/322-2885
Timothy E. Morris, CFO
510/400-0700

                     QUESTCOR ADOPTS SHAREHOLDER RIGHTS PLAN

         UNION CITY, CA, FEBRUARY 12, 2003. The Board of Directors of Questcor Pharmaceuticals, Inc. (AMEX: QSC) has declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of Questcor common stock. Subject to limited exceptions, the Rights will be exercisable if a person or group acquires 15% or more of the Company's common stock, announces a tender offer for 15% or more of the common stock, or otherwise becomes an Acquiring Person (defined below). Under certain circumstances, each Right will entitle shareholders to buy one one-hundredth of a share of newly created Series C Junior Participating Preferred Stock of the Company at an exercise price of $10.00. The Questcor Board will be entitled to redeem the Rights at $.01 per Right at any time before a person becomes an Acquiring Person.

         The Rights are intended to enable all Questcor shareholders to realize the long-term value of their investment in the Company. They do not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board of Directors prior to attempting a takeover. The Rights Plan will expire in 2013.

         The Rights are not being distributed in response to any specific effort to acquire control of the Company. The Rights are designed to assure that all Questcor shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, open market accumulations and other abusive tactics to gain control of Questcor without paying all shareholders a control premium.

         If a person becomes an Acquiring Person, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of common shares of Questcor having a market value at that time of twice the Right's exercise price. Rights held by the Acquiring Person will become void and will not be exercisable to purchase shares at the bargain purchase price. An Acquiring Person is defined as a person who acquires 15% or more of the outstanding common stock of Questcor (other than an Existing Holder (defined as Sigma-Tau Finanziaria SpA, together with all of its Affiliates and Associates, including, without limitation Defiante Farmaceutica L.D.A., Sigma-Tau International S.A., Paolo Cavazza and Claudio Cavazza), unless and until such time as the Existing Holder becomes the beneficial owner of one or more additional shares of the outstanding common stock of Questcor, other than additional shares purchased prior to June 15, 2003 in accordance with the terms of that certain Letter Agreement
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dated December 1, 2001 by and between Questcor and Sigma-Tau Finanziaria SpA,
Paolo Cavazza and Claudio Cavazza). If Questcor is acquired in a merger or other business combination transaction which has not been approved by the Board of Directors, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value at that time of twice the Right's exercise price.

         The dividend distribution to establish the new Rights Plan will be payable to shareholders of record on February 21, 2003. The Rights will expire in 10 years. The Rights distribution is not taxable to shareholders.

About Questcor

Questcor Pharmaceuticals, Inc. is an integrated specialty pharmaceutical company focused on the acquisition and marketing of acute care and critical care hospital/specialty pharmaceutical and related healthcare products. Questcor currently markets five products in the U.S.: HP Acthar(R) Gel, an injectable drug that is commonly used in treating patients with infantile spasm, or West Syndrome; Ethamolin(R), an injectable drug used to treat enlarged weakened blood vessels at the entrance to the stomach that have recently bled, known as esophageal varices; Glofil(R)-125 and Inulin in Sodium Chloride, which are both injectable agents that assess how well the kidney is working by measuring glomerular filtration rate, or kidney function; and VSL#3(TM), a patented probiotic marketed as a dietary supplement, to promote normal gastrointestinal
(GI) function. As part of a strategy to develop its products globally, Questcor has entered into 28 contractual relationships with public and private companies including: Ahn-Gook Pharmaceuticals of Korea; Aventis Pharmaceuticals Inc. of Bridgewater, NJ; Beacon Pharmaceuticals, Ltd. of Tunbridge Wells, Kent, United Kingdom; CSC Pharmaceuticals Handels GmbH of Vienna, Austria; Dainippon Pharmaceutical Co. Ltd., of Osaka, Japan; Orphan Australia of Melbourne, Australia; Rigel, Inc. of South San Francisco, CA; Tularik, Inc. of South San Francisco, CA and VSL Pharmaceuticals of Ft. Lauderdale, FL.